Exhibit 21
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Subsidiaries of the Registrant
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AXXUS Corporation, a Nevada Corporation, and a majority-owned subsidiary (1)

RAHX, Inc, a Nevada Corporation, and a majority-owned subsidiary (2)

RRUN Labs Incorporated, a Delaware Corporation, and a wholly-owned subsidiary (3)




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(1) Axxus Corporation was incorporated in September, 2001.
(2) RAHX, Inc. was incorporated in 2000 and was a majority-owned company of RRUN Ventures Inc., and therefore became a subsidiary of RRUN Ventures Network Inc. upon approval of the merger in August, 2001.
(3) RRUN Labs Incorporated was incorporated in September, 2001.